WINN-DIXIE	NEWS RELEASE
THE REAL DEAL

WINN-DIXIE STORES, INC.         5050 EDGEWOOD COURT         P.O. BOX B         JACKSONVILLE, FLORIDA 32203-0297         (904) 783-5000

CONTACTS:
Investors	Media
Bennett L. Nussbaum	Kathy Lussier
Senior Vice President and Chief Financial Officer	Director of Communications
(904) 370-6655	(904) 370-6025

WINN-DIXIE REPORTS THIRD QUARTER FINANCIAL RESULTS

Company Provides Progress Report On Strategic Initiatives

JACKSONVILLE, FL, April 30, 2004 – Winn-Dixie Stores, Inc. (NYSE: WIN) today announced financial results for the third quarter of its 2004 fiscal year. The Company also provided an update on its progress with previously announced strategic initiatives.

Sales for the 12 weeks ended March 31, 2004 were $2.7 billion, a decrease of 5.5% from the same quarter last year. For the 40 weeks ended March 31, 2004, sales were $8.9 billion, down 5.8% from the same period last year. Identical store sales, which include enlargements and exclude stores that opened or closed during the period, decreased 6.4% for the quarter and 6.6% for the fiscal year to date. Comparable store sales, which include replacement stores, decreased 6.4% for the quarter and 6.6% for the fiscal year to date.

Gross margin was 26.8% for the third quarter, down from 28.0% in the third quarter of fiscal 2003, but an improvement of 140 basis points over the 25.4% reported in the second quarter of fiscal 2004. For the first three quarters of fiscal 2004, gross margin was 26.4% compared with 28.4% during the first three quarters of fiscal 2003.

Net earnings for the third quarter were $0.6 million, or $0.00 per diluted share, compared to $50.6 million, or $0.36 per diluted share, in the third quarter of fiscal 2003. For the 40 weeks ended March 31, 2004, the net loss was $77.7 million, or $0.55 per diluted share, compared to net earnings of $176.7 million, or $1.26 per diluted share, for the corresponding period of fiscal 2003.

Net earnings for the quarter included a reduction in interest expense of $14.5 million ($8.8 million net of tax) associated with the termination of two interest rate swap agreements during the quarter. Net earnings also included a non-cash impairment charge of $13.1 million ($8.0 million net of tax) resulting from the Company’s adoption of its asset rationalization plan.

“While sales continued to decline, this quarter’s break-even results are an improvement from last quarter, largely due to an increase in margins,” said Frank Lazaran, President and Chief Executive Officer. “We also made meaningful progress with our strategic initiatives, most notably the completion of our comprehensive review of Winn-Dixie’s markets to identify which are core and non-core to the Company. We are making and implementing the tough decisions we believe are necessary to streamline the Company and return it to consistent profitability.”

PROGRESS REPORT ON STRATEGIC INITIATIVES

During the third quarter, the Company continued to develop and execute the strategic initiatives announced in January 2004.

Core Market Analysis/Asset Rationalization Review

On April 23, 2004, the Company’s Board of Directors approved an asset rationalization plan identifying Winn-Dixie’s core and non-core retail designated market areas (DMAs) and other assets. As of March 31, 2004, the Company operated 1,078 stores in 52 U.S. DMAs and the Bahamas.

In evaluating the stores, the Company considered many key factors, including market share, profitability, real estate quality, potential exit costs and other financial factors. In evaluating each DMA, the Company examined factors including market size, competitive considerations, demographic trends, and potential for growth. Core markets are generally where Winn-Dixie maintains a 1st, 2nd or 3rd market share position, or where management believes there may be future strategic opportunities to become a market leader. Non-core DMAs represent areas where the Company has limited opportunities to gain market share and are unprofitable in the aggregate.

Core Markets

Winn-Dixie will operate a streamlined core of 922 stores across 36 DMAs in Florida, Alabama, Louisiana, Georgia, and certain areas of North Carolina, South Carolina, Mississippi, and Tennessee. The Company will also continue to operate in the Bahamas. Within its 36 core DMAs, the Company plans to close 45 unprofitable and/or poorly located stores. The remaining 922 core stores recorded aggregate sales of $2.4 billion during the third quarter and have generated $8.1 billion in sales in the fiscal year to date. Identical store sales for this group decreased 6.0% and 6.4% for the quarter and year respectively.

Non-Core Markets

The Company plans to exit 111 stores in 16 non-core DMAs in the Midwest, Virginia and certain areas of North Carolina and South Carolina. These DMAs are: Bowling Green (KY), Cincinnati (OH), Evansville (IN), Greenwood-Greenville (MS), Greenville-New Bern (NC), Lexington (KY), Louisville (KY), Memphis (TN), Myrtle Beach (SC), Nashville (TN), Norfolk-Portsmouth-Newport (VA), Paducah (KY), Richmond-Petersburg (VA), Roanoke-Lynchburg (VA), Tri Cities Tennessee Valley (TN) and Wilmington (NC). The Company will seek to sell stores as ongoing businesses and anticipates that stores that cannot be sold will be closed. The Company expects to complete the exit from these non-core DMAs within the next 12 months. The Company also plans to reduce the number of U.S. operating divisions from eight to seven by consolidating Raleigh division functions into the Charlotte operating division.

Distribution Centers

In its effort to streamline all aspects of its business, the Company reviewed its distribution network. As a result, the Company plans to exit three distribution centers, which are located in Raleigh (NC), Louisville (KY), and Sarasota (FL). The Company expects to complete these exits within the next 12 months.

Manufacturing Operations

The Company has undertaken a comprehensive review of its manufacturing operations and determined that these operations are not fundamental to the Company’s core business of operating supermarkets. The Company will immediately pursue the sale of its Dixie Packers, Crackin’ Good Bakery/Snacks, and Montgomery Pizza manufacturing operations. Additionally, the Company will consolidate its Greenville Ice Cream and Miami Dairy operations into its other dairies. The Company will also continue to evaluate its remaining dairies and other manufacturing operations.

Impact of Asset Rationalization Plan

The Company expects that about 10% of its workforce, or approximately 10,000 positions, will be affected by the rationalization plan within the next 12 months. The Company will seek to minimize the impact on its associates by attempting to sell the operations it will exit and, where practicable, offering positions at other Winn-Dixie operations. “This was a difficult decision, but it is a necessary part of our strategic plan to restore Winn-Dixie to consistent profitability,” said Lazaran. “We will make every effort to ensure a smooth and fair transition for affected associates.”

Winn-Dixie expects to generate a one-time cash increase within the next 12 months resulting from improvements in working capital and the sale of assets, net of severance and closing costs. In addition, as a result of its asset rationalization plan, the Company expects annual pretax savings of approximately $60 million to $80 million. Over the next 12 months, the Company also expects to incur aggregate pre-tax restructuring charges and losses on the disposal of discontinued operations of approximately $275 million to $400 million.

Expense Reductions

The Company expects to achieve $15 million in expense reductions in fiscal 2004 and has identified the remainder of the approximate $100 million of annual expense reductions it expects to achieve during fiscal 2005. The expense reductions include approximately $40 million from the rationalization of its manufacturing operations and distribution centers, but do not include savings associated with the retail store rationalization. The remainder will come from better buying practices, renegotiated indirect services contracts, and other areas. The savings generated from this initiative will be used to help fund the other key components of the strategic plan.

Brand Positioning

Winn-Dixie has reviewed the results of a comprehensive customer preference and brand analysis research study conducted by VML, a leading marketing consulting firm. The research identified key attributes of the consumer shopping experience that the Company must enhance to achieve its targeted market position. Based on the study, the Company has developed programs designed to upgrade the shopping experience and generate increased sales from its target customers, including improving perishable offerings, store conditions, customer service, and product assortment. The Company has selected a lead market in which it will make these changes as well as other initiatives related to the brand positioning. This plan will enable the Company to test its new approach, refine it and measure its impact on a smaller scale before rolling it out broadly in its core markets. The first stores in the lead market are expected to contain the new elements in July 2004.

Image Makeover Program

The Company continued to execute its image makeover program, completing 192 store makeovers in the third quarter. A total of 290 makeovers had been completed as of March 31, 2004. The total cost of these makeovers was approximately $68 million. Makeovers include improving lighting, installing produce bins, painting store interiors and exteriors, and putting new signage on the outside of the stores. The Company will continue to evaluate and refine the scope of the makeover program and the number of stores to be included in light of its lead market program and asset rationalization plan.

Customer Service

Merchandising

The Company has determined that it must refine its merchandising strategy to focus its in-store offerings and products on the specific needs of the customers in the neighborhood of each store. Facilitating that strategy through process reengineering, the Company has made significant progress realigning its central procurement organization to tightly coordinate store services and formats, product assortment and placement, and pricing and promotion. The Company is also upgrading its research capabilities to enhance its ability to identify and target the customers in its store neighborhoods and is utilizing this data to provide market-specific product selections and service offerings.

In-Store Customer Service

The Company also recognizes the need to improve its store operating model to consistently deliver a higher quality customer shopping experience, including convenience and personal, friendly service across all of its stores. To enhance the customer shopping experience at its stores, the Company is beginning the process of reengineering its training, recruitment and performance management practices. Winn-Dixie will begin testing and refining these initiatives in its lead market before moving forward with them throughout its core markets.

Liquidity

As of March 31, 2004, the Company’s total liquidity was $219.3 million, which was comprised of $81.2 million of cash and $138.1 million of net borrowing availability under the revolving credit facility. Company management believes that current cash on hand and available borrowings under the revolving credit facility, together with anticipated cash flow from operations and cash increases as a result of improvements in working capital and the sale of assets from the execution of the asset rationalization plan, will be sufficient to fund the Company’s current operating and capital needs. In addition, the Company is in discussions with its lenders to modify its revolving credit facility to provide enhanced borrowing capacity and to establish a separate letter of credit facility.

About Winn-Dixie

Winn-Dixie Stores, Inc. is one of the nation’s largest food retailers and ranks 162 on the FORTUNE 500® list. Founded in 1925, the Company is headquartered in Jacksonville, FL. For more information, please visit www.winn-dixie.com.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Amounts in thousands except per share data

	For the 12 Weeks Ended
	March 31, 2004%		April 2, 2003%
Net sales	$2,666,275	100.0	2,822,327	100.0
Cost of sales	1,950,386	73.2	2,031,226	72.0

Gross profit on sales	715,889	26.8	791,101	28.0
Other operating and administrative expenses	710,265	26.6	698,617	24.7
Asset impairment charges	13,097	0.5	—	—

Operating (loss) income	(7,473)	(0.3)	92,484	3.3
Interest (income) expense, net	(8,473)	(0.3)	14,095	0.5

Earnings before income taxes	1,000	0.0	78,389	2.8
Income tax expense	390	0.0	27,822	1.0

Net earnings	$610	0.0	50,567	1.8

Basic earnings per share	—		0.36

Diluted earnings per share	—		0.36

Dividends per share	$0.050		0.050

Weighted average common shares outstanding—basic	140,678		140,473

Weighted average common shares outstanding—diluted	142,095		140,835

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

Amounts in thousands except per share data

	For the 40 Weeks Ended
	March 31, 2004%		April 2, 2003%
Net sales	$8,895,878	100.0	9,441,577	100.0
Cost of sales	6,544,753	73.6	6,756,484	71.6

Gross profit on sales	2,351,125	26.4	2,685,093	28.4
Other operating and administrative expenses	2,424,216	27.2	2,425,714	25.7
Asset impairment charges	49,501	0.6	—	—

Operating (loss) income	(122,592)	(1.4)	259,379	2.7
Bank agreement termination income	—	—	52,740	0.6

	(122,592)	(1.4)	312,119	3.3
Interest expense, net	4,761	0.0	38,150	0.4

(Loss) earnings before income taxes	(127,353)	(1.4)	273,969	2.9
Income tax (benefit) expense	(49,668)	(0.6)	97,237	1.0

Net (loss) earnings	$(77,685)	(0.8)	176,732	1.9

Basic (loss) earnings per share	$(0.55)		1.26

Diluted (loss) earnings per share	$(0.55)		1.26

Dividends per share	$0.150		0.150

Weighted average common shares outstanding—basic	140,655		140,405

Weighted average common shares outstanding—diluted	140,655		140,822

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

Amounts in thousands except par value

	March 31, 2004	June 25, 2003
ASSETS
Current Assets:
Cash and cash equivalents	$81,263	127,515
Marketable securities	19,772	19,188
Trade and other receivables	108,780	115,485
Income tax receivable	45,573	—
Merchandise inventories less LIFO reserve of $214,608 ($214,547 as of June 25, 2003)	980,146	1,046,913
Prepaid expenses and other assets	18,207	35,449
Deferred income taxes	117,698	128,904

Total current assets	1,371,439	1,473,454

Cash surrender value of life insurance, net	11,649	16,779
Property, plant and equipment, net	953,193	978,601
Goodwill	87,808	87,808
Non-current deferred income taxes	95,858	106,315
Other assets, net	135,556	127,474

Total assets	$2,655,503	2,790,431

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$267	276
Current obligations under capital leases	2,806	3,439
Accounts payable	541,612	546,234
Reserve for insurance claims and self-insurance	97,171	97,109
Accrued wages and salaries	99,007	107,538
Accrued rent	102,531	127,654
Accrued expenses	127,455	104,705
Income taxes payable	—	31,775

Total current liabilities	970,849	1,018,730

Reserve for insurance claims and self-insurance	186,184	144,698
Long-term debt	300,655	310,767
Obligations under capital leases	14,018	21,344
Defined benefit plan	68,362	67,233
Lease liability on closed stores, net of current portion	138,186	149,427
Other liabilities	38,449	49,728

Total liabilities	1,716,703	1,761,927

Shareholders’ Equity:
Common stock $1 par value. Authorized 400,000,000 shares; 154,332,048 shares issued and 142,155,360 shares outstanding at March 31, 2004 and 140,818,083 shares outstanding at June 25, 2003.	142,155	140,818
Retained earnings	799,915	894,137
Accumulated other comprehensive loss	(3,270)	(6,451)

Total shareholders’ equity	938,800	1,028,504

Total liabilities and shareholders’ equity	$2,655,503	2,790,431

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

Dollar amounts in thousands

	For the 40 Weeks Ended
	March 31, 2004	April 2, 2003
Cash flows from operating activities:
Net (loss) earnings	$(77,685)	176,732
Adjustments to reconcile net (loss) earnings to net cash provided by operating activities:
Depreciation and amortization	131,653	127,135
Asset impairment charges	49,501	—
Deferred income taxes	19,535	17,358
Stock compensation plans	5,919	2,847
Change in operating assets and liabilities:
Trade and other receivables	6,705	(27,750)
Merchandise inventories	66,767	10,023
Prepaid expenses and other assets	20,237	13,860
Accounts payable	(4,622)	44,145
Income taxes receivable/payable	(77,348)	43,248
Defined benefit plan	1,129	1,078
Reserve for insurance claims and self-insurance	41,549	(22,190)
Other current accrued expenses	(25,209)	(94,234)

Subtotal	158,131	292,252
Income taxes paid on company owned life insurance	—	(52,002)

Net cash provided by operating activities	158,131	240,250

Cash flows from investing activities:
Purchases of property, plant and equipment	(161,781)	(135,724)
Increase in investments and other assets	(21,692)	(31,886)
Proceeds from sale of facilities	—	10,361
Marketable securities	(524)	—

Net cash used in investing activities	(183,997)	(157,249)

Cash flows from financing activities:
Principal payments on long-term debt	(232)	(246,255)
Debt issuance cost	(2,503)	—
Principal payments on capital lease obligations	(2,812)	(2,673)
Purchase of common stock	—	(40)
Dividends paid	(21,218)	(21,110)
Swap termination receipts/payments	5,750	10,744
Other	629	1,418

Net cash used in financing activities	(20,386)	(257,916)

Decrease in cash and cash equivalents	(46,252)	(174,915)
Cash and cash equivalents at beginning of year	127,515	227,846

Cash and cash equivalents at end of period	$81,263	52,931

Supplemental cash flow information:
Interest paid	$16,745	63,489
Interest and dividends received	$1,676	1,698
Income taxes paid	$8,192	66,793

Supplemental and Explanatory Information

(1)	Basis of Consolidation: The consolidated financial statements include the accounts of Winn-Dixie Stores, Inc. and its subsidiaries.

(2)	Income Taxes: The provision for income taxes reflects management’s best estimate of the effective tax rate expected for the fiscal year. The effective tax rates for fiscal years 2004 and 2003 are 39.0% and 35.5%, respectively. The current year effective tax benefit rate changed primarily due to the expected loss for the year and the impact of permanent tax differences. The prior year effective tax rate includes the expected impact of a $5.0 million tax credit for contributions made to the State of Florida for the Nonprofit Scholarship Funding Organization Program.

(3)	Impairment: In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” (SFAS 144) the Company reviewed the carrying amount of long-lived assets in its store locations in the second and third quarters of fiscal 2004. During the second quarter, the Company estimated the future cash flows expected to result from continued operations and the residual value of the long-lived assets in each store and concluded that the undiscounted cash flows were less than the carrying amount of the related assets for certain store locations. Accordingly, the Company determined that the related assets had been impaired. The Company measured the impairment and recorded an impairment charge of $36.4 million in the second quarter.

During the third quarter, the likelihood of the possible impact of the Company’s asset rationalization plan on certain stores, distribution centers, and manufacturing operations for closure or sale was considered in evaluating and measuring impairment resulting in an additional impairment charge of $13.1 million. The Company used the estimated fair value of the assets to adjust its carrying value of the assets. The Company continually reevaluates its stores’ performance to monitor the carrying value of its long-lived assets in comparison to projected cash flows.

(4)	Self-Insurance: The Company is self-insured for workers’ compensation, comprehensive general and auto liability. During the 40 weeks ended March 31, 2004, self-insurance expense totaled $122.2 million compared to $84.1 million for the corresponding period in the prior year. During the 12 weeks ended March 31, 2004 and April 2, 2003, insurance expense totaled $35.2 million and $25.1 million, respectively. Each quarter the Company evaluates claim costs based on claim payment patterns, settlement results and changes in workers’ compensation laws. The Company uses an independent actuary to analyze development of the number and average value of workers’ compensation, comprehensive general and auto claims. Self-insurance expense is a component of other operating and administrative expenses on the Condensed Consolidated Statements of Operations.

(5)	Debt: The Company’s senior secured credit facility provides a three-year revolving facility of $300.0 million containing one-year renewal periods. This facility is an asset-based facility with a borrowing base comprised of an agreed percentage of the inventory balance. Pricing is currently LIBOR plus 1.5%. Covenants under the credit agreement require a minimum earnings before interest, taxes, depreciation and amortization (EBITDA) in order to use more than $225.0 million of the facility. As of March 31, 2004, the Company did not satisfy the conditions required to use more than $225 million of the facility.

At March 31, 2004, the Company had $103.9 million in outstanding letters of credit used primarily to support insurance obligations. Of the total, $86.9 million is under the credit facility and represents a reduction of the same amount in the borrowing capacity of the facility. The net borrowing capacity of the facility at March 31, 2004 was $138.1 million. In addition, the Company is in discussions with its lenders to modify its revolving credit facility to provide enhanced borrowing capacity and establish a separate letter of credit facility.

The remaining $17.0 million in outstanding letters of credit is in a separate agreement outside the credit facility and is secured by marketable securities of $19.8 million as of March 31, 2004. The Company paid weighted average commitment fees of 1.8% on the outstanding letters of credit.

The Company has senior notes bearing interest at 8.875%. As of March 31, 2004, the outstanding balance was $300.0 million. The senior notes mature in 2008 and require interest-only payments semiannually until maturity. Covenants related to the senior notes restrict the Company’s ability to incur additional indebtness or to make restricted payments under certain circumstances. As of March 31, 2004, the Company does not meet the minimum fixed charge coverage ratio of 2.25 to 1 required to incur additional indebtness or make restricted payments. On January 30, 2004, the Company’s Board of Directors suspended indefinitely the declaration of future quarterly dividends.

(6)	Bank Agreement Termination: During the second quarter of fiscal 2003, Canadian Imperial Bank of Commerce (“CIBC”) terminated its in-store banking agreements with the Company and paid a termination fee of $60.0 million. The Company recorded income of $52.7 million, net of de-installation costs.

(7)	Inventory: The following supplemental information is provided to facilitate comparisons with companies using the FIFO method.

(Dollars in thousands except per share data)

	For the 12 Weeks Ended		For the 40 Weeks Ended
FIFO Basis	March 31, 2004	April 2, 2003	March 31, 2004	April 2, 2003
Inventories	$1,194,754	1,274,138	$1,194,754	1,274,138
Net earnings (loss) from operations	1,527	51,857	(77,649)	179,958
Diluted earnings (loss) per share	0.01	0.37	(0.55)	1.28

Forward-Looking Statements

Certain information in this press release may constitute forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from the results described in the forward-looking statements.

Factors generally that could cause the Company’s actual results to differ materially from the expected results described in the Company’s forward-looking statements include, but are not limited to: (1) our ability to execute our strategic initiatives, including core market analysis and asset rationalization program, brand positioning, expense reduction, image makeovers and customer service and our ability to fund these initiatives, particularly in light of covenants contained in Company financing documents and the impact of changes in the Company’s debt ratings by nationally recognized rating agencies; (2) our ability to maintain appropriate payment terms with our vendors; (3) our ability to enhance retail operations execution and achieve customer acceptance of improvement of in-store operations; (4) our ability to effectively implement pricing and promotional programs; (5) our ability to consummate a pending modification of our existing credit facility to provide the Company with additional liquidity; (6) our ability to upgrade our information systems and successfully implement new technology; (7) our response to the entry of new competitors in our markets, including traditional grocery store openings in our markets and the entry of non-traditional grocery retailers such as mass merchandisers, supercenters, warehouse club stores, dollar-discount stores, drug stores and conventional department stores; (8) our ability to successfully resolve certain alleged class action lawsuits; (9) our ability to recruit, retain and develop key management and employees; (10) changes in federal, state or local laws or regulations affecting food manufacturing, distribution, or retailing, including environmental regulations; and (11) general business and economic conditions in the Company’s operating regions.

Please refer to discussions of these and other factors in this news release and other Company filings with the Securities and Exchange Commission. These statements are based on current expectations and speak only as of the date of such statements. The Company undertakes no obligation to publicly revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Securities and Exchange Commission Fair Disclosure Forward-Looking Earnings Forecast

To give guidance to all investors in the spirit of the Securities and Exchange Commission fair disclosure rules, the Company has evaluated its projections of current and forecasted conditions, including its new initiatives, using its internal earnings model. Due to the uncertainty of the financial impact during the next few quarters of unpredictable operating results, the implementation of the Company’s new initiatives and competitors’ response and customer acceptance of those initiatives, the Company will continue not to provide earnings guidance for the fourth quarter or for fiscal 2004.